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Exhibit 10.24

Timothy Stubbs Chief Executive Officer Indalex Inc., Suite 450 75 Tri-State International Lincolnshire, IL 60069 Telephone: 847-810-3000 Facsimile: 847-295-3851 Web site: indalex.com
December 22, 2007
Revised 1.1.08

MR. JERRY NIES

Dear Jerry,

        This is to confirm your appointment as General Manager, Gainesville Operations effective immediately. This position will be domiciled at the Gainesville, Georgia plant. It is agreed and understood that you will relocate to the Gainesville area. You will report directly to the undersigned. A summary of the details pertaining to this offer are as follows:

Base Salary:	You will continue to be paid at your current base salary in the amount of $7,307.69 paid bi-weekly ($190,000 per annum). In the event the company reduces your base salary before your third (3rd) anniversary in this assignment, you may refuse to accept such reduction and elect to be paid severance as a termination without cause as outlined below in this letter.
Bonus Plan:
You will continue to be eligible to participate in our Management Incentive Plan (the "Plan") at a 40% target level to a maximum opportunity of 80% of eligible base earnings. You will be red circled at this target level while you remain in this position only. Your participation in the Plan is subject to the Plan rules as outlined in the Plan document.
Special Bonus:
You will be eligible for a special "turn around" bonus opportunity in 2008 in the target amount of $60,000. This target amount will be paid to you in the event you meet or exceed a 2008 Gainesville profit target to be agreed upon. If you do not meet this target, you will not receive any special bonus payment. This special bonus will apply only for the year 2008.
Relocation:	You will be eligible for relocation assistance as outlined in the Company's Tier 3 Relocation Policy (copy attached).

Relocation Bonus:
You will also be provided an relocation bonus in the amount of sixty thousand dollars Bonus: ($60,000) less applicable withholdings. This Relocation Bonus will be paid to you in the first payroll regular payroll after receipt of your signed relocation agreement. This payment shall be considered income and subject to applicable taxes but shall not be considered part of your salary. This payment shall not be considered in the calculation of bonus plan, or in the calculation of any base salary related benefits, or in the calculation of amounts owing to you during a claimed notice period, in the event that your employment is terminated for whatever reason that termination occurs. It is agreed and understood that you will repay this bonus in gross amount in the event you voluntarily terminate your employment with the company or are terminated for good cause within two (2) years from the date you execute the required relocation agreement.
Car Allowance:	You will be continue to receive a car allowance in the amount of $850.00 per month less applicable withholdings.
Miscellaneous:
You will continue to be provided a laptop and cellular telephone for purposes of conducting business on behalf of the Company (details will follow) and will continue your participation in all company provided benefit programs.

        In consideration of your continued service to the Company as General Manager, Gainesville Operations and in further consideration of your particular responsibilities, in the event your employment is terminated by the Company, for reasons other than "Cause" the Company is prepared to provide you with the following severance terms, provided you execute our standard release:

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  For this purpose, "Cause" will be defined as a violation of an ethical or legal code including but not limited to the Company's Code of Conduct.

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  During your first six (6) months of employment you would receive on termination a lump sum representing six (6) months of annual base pay or at the Company's election your base pay will be payable as salary continuation through the regular payroll, for the six (6) month period subsequent to your Termination Date.

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  After your first six (6) months of employment you would receive on termination a lump sum representing twelve (12) months of annual base pay or at the Company's election your base pay will be payable as salary continuation through the regular payroll, for the twelve (12) month period subsequent to your Termination Date. By way of example, if your employment were terminated, for other than cause, after completing six (6) months of service, you would receive twelve (12) months of severance pay.

        You agree that during the employment relationship you will not do or prepare to do, and for six (6) months after termination of your employment with the Company you will not do any of the following: (a) compete with the Company in any way, (b) furnish services or advise (as an employee, independent contractor or in any other capacity) to any competitor of the Company, (c) solicit or suggest to any employee, customer, or other person or entity having or contemplating a business relationship with the Company to end or curtail that relationship or to refrain from entering into such relationship. It is the intent of the parties that if any of these commitments by you, or any portion of a commitment, is found by a court of competent jurisdiction to be unenforceable as written, the court should revise such provision or portion of a provision, as to its duration, scope or any other issue, to the extent necessary to allow its enforcement, and that the revision will thereafter govern in that jurisdiction, subject only to any allowable appeals of that court decision.

        You represent and warrant that: you are not party to or bound by any non-competition, non-solicitation, confidentiality or other agreement or restriction that purports to prevent or restrict you in any way or to any extent from (A) engaging in the employment that you have been offered by the Company; (B) soliciting or inducing any person to become a customer of the Company; (C) soliciting or inducing any person to become an employee of the Company; (D) soliciting or inducing any person to enter into any other business relationship with the Company; (E) using any information and expertise that Employee possesses (other than information constituting a trade secret of another person under applicable law) for the benefit of the Company; or (F) performing any obligation under this Agreement.

        You agree that you will not use in the course of your employment with the Company disclose to the Company or its personnel, any information belonging to any other person that is subject to any confidentiality agreement with or constitutes a trade secret of another person.

        Employment with the company is at the mutual consent of each employee and the company. Accordingly, while the company has every hope that your employment relationship will be mutually beneficial and rewarding, employees and the company retain the right to terminate the employment relationship at-will, at any time, with or without cause or advance notice. It is also important to note that no individual, other than the company's Senior Vice President of Human Resources, has the legal authority or ability to alter the at-will nature of the employment relationship. The Senior Vice President of Human Resources of the company can only alter the at-will nature of the employment relationship if he does so in a written agreement that is signed both by him and by you. This represents an integrated agreement with respect to the at-will nature of the employment relationship and must be agreed to as a condition of your acceptance of this offer of employment.

        This letter confirms all understandings Indalex has reached with you concerning your employment with Indalex. If it is in any way inconsistent with anything previously discussed, please contact me immediately.

        Should you have any questions concerning this letter or any other issue, please feel free to contact Dale Tabinowski, Senior Vice President, Human Resources at 847-810-3225 or 847-612-2091 (cell).

        Jerry, congratulations on your appointment to this important responsibility for our company. I look forward to working with you.

Sincerely,

Timothy Stubbs Chief Executive Officer Indalex Inc. Cc: Dale Tabinowski

UPON ACCEPTANCE OF THE ABOVE OFFER, PLEASE SIGN AND RETURN TO Dale Tabinowski
OFFER ACCEPTED:
SIGNATURE
/s/ JERRY W. NIES Jerry Nies
1/1/2008 DATE

Nies, Jerry General Manager, Gainesville Operations, 1-1-08

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  Exhibit 10.24